Exhibit 10.2

FORM OF LETTER AGREEMENT

____________, 2026

Allarity Acquisition Corp.

123 E Tarpon Ave,

Tarpon Springs, FL 34689

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Allarity Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Maxim Group LLC, as representative (the “Representative”) of the underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 11,500,000 of the Company’s units (including up to 1,500,000 units which may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”), and one-half of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to the registration statement on Form S-1 (File No. 333-298851) and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on The Nasdaq Stock Market LLC. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ALLR Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each an “Insider” and, collectively, the “Insiders”), hereby severally (and not jointly) agrees with the Company as follows:

1. The Sponsor and each Insider agree that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote all Founder Shares and any Class A Ordinary Shares acquired by it, him or her in the Public Offering or the secondary public market in favor of such proposed Business Combination, except that it, he or she shall not vote any Class A Ordinary Shares that it, he or she purchased after the Company publicly announces its intention to engage in such proposed Business Combination for or against such proposed Business Combination and (ii) not redeem any Class A Ordinary Shares owned by it, him or her in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any Class A Ordinary Shares owned by it, him or her in connection herewith.

2. The Sponsor and each Insider agree that in the event that the Company fails to consummate a Business Combination within the time period set forth in the Company’s amended and restated memorandum and articles of association (as may be amended from time to time, the “Memorandum and Articles”), or until such earlier liquidation date as the Company’s board of directors may approve, or such later period approved by the Company’s shareholders in accordance with the Memorandum and Articles, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agree not to propose any amendment to the Memorandum and Articles not for the purposes of approving, or in conjunction with the consummation of, a Business Combination (A) to modify the substance or timing of the Company’s obligation to provide for the redemption in connection with a Business Combination of its Offering Shares or to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the required time period set forth in the Memorandum and Articles or (B) with respect to any other material provisions relating to the rights of holders of Class A Ordinary Shares or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon effectiveness of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares then in issue, subject to applicable law.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company with respect to the Founder Shares or Private Placement Shares held by it, him or her if the Company fails to complete a Business Combination within the time period set forth in the Memorandum and Articles; although it, he or she will be entitled to liquidating distributions from the Trust Account with respect to any Offering Shares it, he or she holds if the Company fails to complete a Business Combination within the time period set forth in the Memorandum and Articles.

The Sponsor and each Insider hereby further waive, with respect to any Class A Ordinary Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with (x) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Class A Ordinary Shares (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Memorandum and Articles or (y) a shareholder vote to approve an amendment to the Memorandum and Articles (A) to modify the substance or timing of the Company’s obligation to provide for the redemption of its Offering Shares or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the time period set forth in the Memorandum and Articles or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity).

3. Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, Ordinary Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Capital Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing does not apply to the surrender of any Founder Shares pursuant to their terms or any transfer of Founder Shares to any current or future independent director of the Company (as long as such current or future independent director transferee is subject to this Letter Agreement or executes an agreement substantially identical to the terms of this Letter Agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer). If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Units that the undersigned may purchase in the Public Offering.

4. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any officer, member or manager of the Sponsor or any other Insider) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered (other than the Company’s independent registered public accountants) or products sold to the Company or (ii) any prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement for a Business Combination (a “Target”); provided, however, that such indemnification of the Company by the Sponsor (x) shall apply only to the extent necessary to ensure that such claims by a third party (other than the Company’s independent registered public accountants) or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.075 per Offering Share or (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.075 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), (y) shall not apply to any claims by a third party (including a Target) that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense. For the avoidance of doubt, none of the Company’s officers or directors will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 1,500,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to the product of 500,000 multiplied by a fraction, (i) the numerator of which is 1,500,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,500,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Initial Shareholders will own an aggregate of 25.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (excluding the representative shares and not including the Ordinary Shares underlying the Private Warrants). To the extent that the size of the Public Offering is increased or decreased, the Company will effect a capitalization or share repurchase, redemption or stock split or other appropriate mechanism, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the ownership of the Ordinary Shares of the Initial Shareholders prior to the Public Offering at 25.0% of the Company’s issued and outstanding Ordinary Shares upon the consummation of the Public Offering (excluding the representative shares). In connection with such increase or decrease in the size of the Public Offering, (A) references to 1,500,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of shares included in the Units issued in the Public Offering and (B) the reference to 500,000 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of Founder Shares that the Sponsor would have to return to the Company in order to hold (with all of the Initial Shareholders) an aggregate of 25.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (excluding the representative shares and not including the Ordinary Shares underlying the Private Warrants).

6. The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Representative and the Company would be irreparably injured in the event of a breach by the Sponsor or by each Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b) and 9, as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. Transfer Restrictions.

(a) The Sponsor and each Insider agree that it, he or she shall not Transfer (as defined below) any Founder Shares (or the Class A Ordinary Shares issuable upon conversion of the Founder Shares held by it, him or her) until the earlier to occur of (A) six months after completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) subsequent to a Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in the Company’s shareholder having the right to exchange its ordinary shares for cash, securities or other property (the “Lock-up”).

(b) The Sponsor and each Insider agree not to Transfer any Private Warrants (including the Ordinary Shares issuable upon exercise of the Private Warrants) held by it, he or she until thirty (30) days after the completion of a Business Combination.

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b), transfers of the Founder Shares (including the Class A Ordinary Shares issued or issuable upon the conversion of the Founder Shares) and Private Warrants (including the Ordinary Shares issuable upon exercise of the Private Warrants) that are held by the Sponsor, any Insider or any of their permitted transferees, as applicable (that have complied with any applicable requirements of this paragraph 7(c)), are permitted (i) to the Company’s officers, directors or employees, any affiliates or immediate family members (including trusts for their benefit) of any of the Company’s officers, directors or employees, any members of the Sponsor, any affiliates of a member of the Sponsor or any employees of a member of the Sponsor or a member’s affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family members, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers, in each case, made in connection with any forward purchase agreement or similar arrangement in connection with an extension of the Completion Window or in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (vii) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (viii) in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Public Shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the completion of the initial Business Combination; (ix) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (viii) above; provided, however, that, in the case of clauses (i) through (v) and (x), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Letter Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

8. The Sponsor and each Insider represent and warrant that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company and the Representative (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act. The Sponsor and each Insider’s questionnaire furnished to the Company and the Representative including any such information that is included in the Prospectus is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances of up to $300,000 made to the Company by the Sponsor to cover expenses related to the organization of the Company and the Public Offering; repayment to the Sponsor for office space, administrative and shared personnel support services, in an amount equal to up to $20,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into private warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Warrants.

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or a director of the Company, as applicable.

11. As used herein, (i) “Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses or entities; (ii) “Founder Shares” shall mean the 3,333,333 Class B ordinary shares, par value $0.0001 per share, of the Company (or 3,833,333 shares if the over-allotment option is exercised in full by the Underwriters); (iii) “Initial Shareholders” shall mean the Sponsor and any other holder of Founder Shares immediately prior to the Public Offering; (iv) “Ordinary Shares” shall mean, collectively, the Founder Shares and the Class A Ordinary Shares; (v) “Private Warrants” shall mean an aggregate of 2,600,000 private warrants (or 2,787,500 private warrants if the over-allotment option is exercised in full), that the Sponsor has agreed to purchase for an aggregate purchase price of approximately $2,600,000 (or approximately $2,787,500 if the over-allotment option is exercised in full) or $1.00 per private warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Warrants shall be deposited and (viii) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Each of the parties hereto hereby acknowledges and agrees that the Representative is a third-party beneficiary of this Letter Agreement.

13. Except as otherwise provided herein, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the parties hereto and their respective successors, heirs and assigns and permitted transferees.

14. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto and the Representative as a third-party beneficiary of this Letter Agreement any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

15. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16. The terms of this Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the federal or state courts of New York City, in the State of New York, and the applicable appellate courts therefrom, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. Notwithstanding anything in this Letter Agreement to the contrary, this Section 17 shall not apply to claims or actions arising out of either the Securities Act or the Exchange Act.

18. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or email transmission.

19. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by ______________, 2026; provided, further, that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature page follows]

Sincerely,

ALLR SPONSOR LLC

By:

Name:	Thomas H. Jensen

Title:	Co-Managing Member

By:

Name:	Jeffrey S. Ervin

Title:	Co-Managing Member

INSIDERS:

Name:	Thomas H. Jensen

Name:	Jeffrey S. Ervin

Name:	Gerald W. McLaughlin

Name:	Jesper Hoiland

Name:	Joseph V. Renda

Acknowledged and Agreed:

ALLARITY ACQUISITION CORP.

By:

Name:	Thomas H. Jensen

Title:	Chief Executive Officer